Freeport-McMoRan Copper & Gold Inc.

Completes Tender Offer for its

7.50% Senior Notes due 2006

NEW ORLEANS, LA, April 17, 2003 -- Freeport-McMoRan Copper & Gold Inc. (NYSE:FCX) announced that it has accepted for purchase $133.3 million in principal amount of its 7.50% Senior Notes due 2006, or approximately 67% of the outstanding 7.50% Notes, in connection with the previously announced tender offer that expired at midnight, New York City time, on April 16, 2003.  Final settlement of this transaction is expected on April 22, 2003.

Complete terms of the tender offer are described in the Offer to Purchase and related documents distributed to the holders on April 3, 2003.

J.P. Morgan Securities, Inc. acted as the dealer manager and Georgeson Shareholder Communications Inc. acted as information agent for the tender offer.  Georgeson may be contacted toll-free at 866-775-2735 and J. P. Morgan Securities may be contacted toll-free at 800-245-8812.

This press release is not an offer to purchase, nor a solicitation of an offer to sell the notes, which will only be made in compliance with applicable securities laws.

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia.  Additional information about FCX is available on our Internet website www.fcx.com.